Filed Pursuant to Rule 433
Registration Statement No. 333-275898

•	CUSIP: 78017FX73
•	Trade Date: May 28, 2024
•	Issue Date: May 31, 2024
•	Valuation Date: May 28, 2027
•	Maturity Date: June 3, 2027
•	Term: 3 years
•	Reference Asset: the S&P 500® Futures Excess Return Index (“SPXFP”)
•	Digital Return: At least 17.50% (to be determined on the Trade Date)
•	Barrier Level: 70% of the Initial Level
•	Percentage Change: Final Level − Initial Level Initial Level
•	Payment at maturity linked to the Reference Asset
•	Receive a one-for-one return if the level of the Reference Asset increases by more than at least 17.50%.
•	Receive a positive return of at least 17.50% if the Percentage Change of the Reference Asset is greater than -30.00% and less than at least 17.50%.
•	Subject to one-for-one loss of the principal amount of the Notes if the level of the Reference Asset decreases from the Initial Level to the Final Level by more than 30%.
•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.
•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.
*assumes a hypothetical Digital Return of 17.50%
DETERMINING PAYMENT AT MATURITY
If the Final Level of the Reference Asset is less than its Barrier Level, you will lose 1% of the principal amount for each 1% decline below the Initial Level. The payment at maturity per $1,000 in principal amount of the Notes will be calculated as follows:
$1,000 + ($1,000 x Percentage Change)

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue. It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing. The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here:
https://www.sec.gov/Archives/edgar/data/1000275/000114036124023336/ef20028105_424b2.htm
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes. In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Lose All or a Substantial Portion of the Principal Amount at Maturity.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	The Notes Are Linked to the Performance of the Reference Asset Comprised of an Equity Futures Contract, Which Is Different From Linking to the Performance of the Underlying Index.
•	Negative Roll Yields Will Adversely Affect the Level of the Reference Asset Over Time and Therefore the Payment at Maturity.
•	The Reference Asset Is an Excess Return Index, Not a Total Return Index.
•	The Futures Contract Comprising the Reference Asset Is Linked to a Price Return Index.
•	Owning the Notes Is Not the Same as Directly Owning the Securities or Futures Contract Directly or Indirectly Tracked by the Reference Asset.
•	Suspension or Disruptions of Market Trading in Stocks or Futures Contracts May Adversely Affect the Value of the Notes.
•	Legal and Regulatory Changes Could Adversely Affect the Return on and Value of the Notes.
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.
The SPXFP is a product of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”), and has been licensed for use by Royal Bank of Canada. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). The Notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P or their respective affiliates, and none of such parties make any representation regarding the advisability of investing in the Notes nor do they have any liability for any errors, omissions, or interruptions of the SPXFP.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.